Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President,	Senior Manager,
Finance and Administration	Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.mroz-bremner@Integra-LS.com
Integra LifeSciences Reports First Quarter 2008 Financial Results

Revenues for the First Quarter Increase 27% to $156.0 million
Plainsboro, New Jersey, June 4, 2008 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the first quarter ending March 31, 2008. Total revenues were approximately $156.0 million, reflecting an increase of $33.0 million, or 27%, over the first quarter of 2007. Revenues from products acquired since the beginning of the first quarter of 2007 were $23.2 million for the first quarter of 2008. There were no revenues from such acquired products in the first quarter of 2007. The company reported GAAP net income of $11.6 million, or $0.41 per diluted share, for the first quarter of 2008, compared to GAAP net income of $9.1 million, or $0.30 per diluted share, in the first quarter of 2007.
Operating income for the first quarter of 2008 was $20.5 million, a 24 percent increase over the prior year period. Integra generated approximately $20.3 million in cash flows from operations in the quarter.
In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the quarters ended March 31, 2008 and 2007 appear in the financial statements attached to this release.
Adjusted net income for the first quarter of 2008, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $14.4 million, or $0.50 per diluted share. In the first quarter of 2007, adjusted net income, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $9.8 million, or $0.33 per diluted share.
“Integra posted strong results this quarter,” said Stuart Essig, Integra’s President and Chief Executive Officer. “We are pleased with the underlying strength of our business, including both revenue growth and profitability.”
Integra LifeSciences presents its revenues in two categories: a) Medical Surgical Equipment and b) Neurosurgical and Orthopedic Implants.

The company’s revenues for the periods were as follows:

	Three Months
	Ended March 31,
	2008	2007
Revenue: ($ in thousands)
Medical Surgical Equipment	$88,408	$75,945
Neurosurgical and Orthopedic Implants	67,600	47,087

Total Revenue	$156,008	$123,032
Growth in the Medical Surgical Equipment category was led by sales of product lines acquired after the beginning of the first quarter of 2007, which contributed $12.7 million of equipment product revenues during the first quarter of 2008. There were no corresponding acquired revenues in the first quarter of 2007. During 2008, we expect internally generated revenue growth in our Medical Surgical Equipment category to be lower than in recent periods as we continue to integrate acquisitions, and focus on improving the profitability of these product lines.
In the Neurosurgical and Orthopedic Implants category, internal growth continues to be strong. Sales of dermal repair products, the DuraGen® family of products, collagen-based bone growth products, and extremity reconstruction implants led revenue growth in the Neurosurgical and Orthopedic Implants category. Sales of product lines acquired after the beginning of the first quarter of 2007, which consists of the products acquired from IsoTis, contributed $10.5 million of implant product revenues during the first quarter of 2008. There were no such acquired revenues in the first quarter of 2007.
Gross margin on total revenues in the first quarter of 2008 was 60.1%. Cost of goods sold included $3.2 million in charges for inventory fair value purchase accounting from the Precise Dental and IsoTis acquisitions and charges for restructuring activities. These charges adversely affected the gross margin by over 2 percentage points.
Research and development expense was $7.8 million in the first quarter of 2008 as compared to $6.1 million in the year ago period.
Selling, general and administrative expense increased to $62.5 million in the first quarter of 2008, or 40% of revenue, compared to $49.1 million, or 40% of revenue, in the first quarter of 2007 and down sequentially from 41% of sales in the fourth quarter of 2007. Substantial increases in the size of the company’s sales and marketing organizations, the addition of several acquired entities and higher expenses for corporate staff and consulting accounted for most of the increase in selling, general and administrative expense over the prior year. As the company gains more leverage from its selling organizations, decreases its reliance on outside consultants and fully integrates the IsoTis, LXU and Precise acquisitions, it expects selling, general and administrative expenses to decrease to between 38% and 40% of revenue during 2008.
Net interest expense was $3.5 million for the first quarter of 2008 as compared to $2.5 million for the first quarter of 2007.
Other income was $1.5 million in the first quarter of 2008 reflecting the impact of the euro’s strength on foreign-currency denominated balances among the company’s subsidiaries.
Integra reported an effective income tax rate of 37.5% for the first quarter of 2008.
At March 31, 2008, cash totaled $199 million. Prior to quarter end, the company borrowed $120 million under its credit facility in anticipation of funding the payment of its maturing 2-1/2% Contingent Convertible Subordinated Notes. Holders who converted notes, with the net share settlement feature, prior to maturity received the principal amount in cash and the net share amount in stock. Approximately 768,000 new shares were issued and $120 million dollars in cash was used to settle these notes, later in the first quarter and early in the second quarter.

As of March 31, 2008, there was $54.5 million available for repurchases under the existing share repurchase authorization, which will expire on December 31, 2008. Integra did not repurchase any shares of common stock during the first quarter.
Full year guidance for revenues and adjusted earnings per share remains unchanged. The company has updated quarterly guidance for the remaining three quarters of the year to maintain its full year revenue and earnings per share guidance in light of first quarter actual results. These estimates assume foreign currency exchange rates remain unchanged from current rates throughout 2008. In accordance with usual practice, expectations for 2008 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.
In the future the company may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing and distribution transfer and system integration charges, and certain employee termination and related costs) that it will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
In 2008, Integra anticipates various additional acquisition related charges from the IsoTis and Precise acquisitions. It also anticipates facility consolidation, manufacturing and distribution transfer and system integration charges related to various projects including the consolidation of the Integra Pain Management business into Salt Lake City, continued transfer of manufacturing to Puerto Rico and Oracle implementation activities in its Ohio and European facilities. Finally, in the second quarter, the Company anticipates incremental audit, legal and/or bank fees related to the delay in completing the audit of its 2007 financial statements. These anticipated charges are outlined in the “Reconciliation of non-GAAP adjustments — guidance” table at the end of this release.
Quarterly and full-year revenue and earnings per share expectations are as follows:

	Revenue Guidance	GAAP Earnings Per	Adjusted Earnings
Period	(in millions)	Share Guidance	Per Share Guidance

Second Quarter 2008	$157 — $163	$0.42 — $0.46	$0.44 — $0.48
Third Quarter 2008	$155 — $161	$0.45 — $0.51	$0.46 — $0.52
Fourth Quarter 2008	$167 — $175	$0.60 — $0.65	$0.60 — $0.65

2008	$635 — $655	$1.88 — $2.03	$2.00 — $2.15
On a quarterly basis, the company expects to incur approximately $3.9 million, or $0.09 per share, of share-based compensation expense associated with FAS 123R in 2008. This non-cash compensation expense is included in both the GAAP and adjusted earnings per share guidance for 2008 provided above.
The company has scheduled a conference call for 9:00 AM ET Thursday, June 5, 2008, to discuss the financial results for the first quarter of 2008 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing 913-312-1487 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through June 19, 2008 by dialing 719-457-0820 (access code 7222524) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margin on product revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the timing and amount of share-based awards granted to employees; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.
Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide adjusted net income and adjusted earnings per diluted share. Adjusted net income consists of net income excluding (i) acquisition-related charges, (ii) certain employee termination and related costs, (iii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iv) charges associated with discontinued or withdrawn product lines, (v) incremental audit, legal and/or bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K, and (vi) the income tax expense/benefit related to these adjustments. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

TOTAL REVENUE	$156,008	$123,032

COSTS AND EXPENSES
Cost of product revenues	62,212	48,577
Research and development	7,798	6,060
Selling, general and administrative	62,489	49,105
Intangible asset amortization	2,973	2,787

Total costs and expenses	135,472	106,529

Operating income	20,536	16,503

Interest income	687	223
Interest expense	(4,215)	(2,759)
Other income (expense), net	1,507	(208)

Income before income taxes	18,515	13,759

Income tax expense	6,950	4,685

Net income	11,565	9,074

Add back of after tax interest expense	—	3

Net income for diluted earnings per share	$11,565	$9,077

Diluted net income per share	$0.41	$0.30

Weighted average common shares outstanding for diluted net income per share	28,468	29,965

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

	Three Months Ended
	March 31,
	2008	2007

Acquisition-related charges	3,208	—

Employee termination and related costs	—	69

Facility consolidation, manufacturing and distribution transfer and system integration charges	364	499

Charges associated with discontinued or withdrawn product lines	—	500

Incremental audit, legal and/or bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K	548	—

Income tax (benefit) related to above adjustments	(1,324)	(362)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

GAAP net income	$11,565	$9,074

Non-GAAP adjustments:

Acquisition-related charges (a)	3,208	—

Employee termination and related costs (b)	—	69

Facility consolidation, manufacturing and distribution transfer and system integration charges (c)	364	499

Charges associated with discontinued or withdrawn product lines (d)	—	500

Incremental audit, legal and/or bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K (e)	548	—

Income tax (benefit) related to above adjustments	(1,324)	(362)

Total of non-GAAP adjustments	2,796	706

Adjusted net income	14,361	9,780
Add back of after tax interest expense	—	3
Adjusted net income for diluted earnings per share	14,361	9,783

Weighted average common shares outstanding for diluted net income per share	28,468	29,965

GAAP diluted net income per share	.41	.30
Non-GAAP adjustments detailed above (per share)	.09	.03
Adjusted diluted net income per share	.50	.33
(a)	All in cost of product revenues

(b)	Q1 2007 — Negative $86 recorded in selling general and administrative, $155 recorded in cost of product revenues

(c)	Q1 2008 — $235 in cost of product revenues, $129 recorded in selling general and administrative;
Q1 2007 — $272 in cost of product revenue, $227 recorded in selling general and administrative

(d)	Q1 2007 — $150 recorded in cost of product revenues, $350 in total revenue

(e)	$230 in selling general and administrative and $318 in interest expense

Condensed Balance Sheet Data (in thousands):

	March 31,	December 31,
	2008	2007
Cash and marketable securities, including non-current portion	199,013	57,339
Accounts receivable, net	106,880	103,539
Inventory, net	144,037	144,535

Bank line of credit	120,000	—
Convertible securities, current	119,380	119,962
Convertible securities, non-current	330,000	330,000

Stockholders’ equity	288,878	260,429

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended
	30-Jun-08
	Low	High
GAAP net income	$12,160	$13,360

Non-GAAP adjustments:

Acquisition-related charges	270	270

Facility consolidation, manufacturing and distribution transfer and system integration charges	70	70

Incremental audit, legal and/or bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K	250	250

Income tax (benefit) related to above adjustments	(150)	(150)

Total of non-GAAP adjustments	440	440

Adjusted net income	$12,600	$13,800

Weighted average common shares outstanding for diluted net income per share	28,900	28,900

GAAP diluted net income per share	$0.42	$0.46

Non-GAAP adjustments detailed above (per share)	$0.02	$0.02

Adjusted diluted net income per share	$0.44	$0.48

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	30-Sept-08		31-Dec-08
	Low	High	Low	High
GAAP net income	$13,130	$14,830	$17,530	$19,030

Non-GAAP adjustments:

Acquisition-related charges	180	180	—	—

Facility consolidation, manufacturing and distribution transfer and system integration charges	340	340	120	120

Income tax (benefit) related to above adjustments	(250)	(250)	(50)	(50)

Total of non-GAAP adjustments	270	270	70	70

Adjusted net income	$13,400	$15,100	$17,600	$19,100

Weighted average common shares outstanding for diluted net income per share	29,200	29,200	29,400	29,400

GAAP diluted net income per share	$0.45	$0.51	$0.60	$0.65

Non-GAAP adjustments detailed above (per share)	$0.01	$0.01	$0.00	$0.00

Adjusted diluted net income per share	$0.46	$0.52	$0.60	$0.65

.
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-08
	Low	High
GAAP net income	$54,390	$58,790

Non-GAAP adjustments:

Acquisition-related charges	3,660	3,660

Facility consolidation, manufacturing and distribution transfer and system integration charges	890	890

Incremental audit, legal and/or bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K	800	800

Income tax expense (benefit) related to above adjustments	(1,770)	(1,770)

Total of non-GAAP adjustments	3,580	3,580

Adjusted net income	$57,960	$62,360

Weighted average common shares outstanding for diluted net income per share	29,000	29,000

GAAP diluted net income per share	$1.88	$2.03

Non-GAAP adjustments detailed above (per share)	$0.12	$0.12

Adjusted diluted net income per share	$2.00	$2.15